Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Provides Quarter Ended June 30, 2009 Financials and Operations Update

HOUSTON—August 10, 2009—BPZ Resources, Inc (NYSE Amex:BPZ) announces financial and operating results for the three and six months ended June 30, 2009.  For the second quarter the Company reported operating loss of $10.9 million and net loss of $9.8 million or $0.10 per share and operating loss of $18.3 million and net loss of $16.9 or $0.18 per share for the six months ended June 30, 2009.  In addition, the Company had earnings before interest, income tax, depreciation and amortization (EBITDA; see the reconciliation and rationale for this non-GAAP measure below) of ($6.0) million and ($6.3) million for the three and six months ended June 30, 2009, respectively. The table below illustrates the Company’s Consolidated Statements of Operations for the three and six months ended June 30, 2009 and 2008.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenue	$11,049	$7,035	$24,274	$11,403

Operating and administrative expenses:
Lease operating expense	7,876	1,140	11,854	3,360
General and administrative expense	7,998	9,923	16,481	18,238
Geological, geophysical and engineering expense	552	115	899	296
Depreciation, depletion and amortization expense	5,508	1,082	13,386	2,273

Total operating expenses	21,934	12,260	42,620	24,167

Operating loss	(10,885)	(5,225)	(18,346)	(12,764)

Other income (expense):
Income (expense) from investment in Ecuador property, net of amortization	(47)	253	(94)	506
Interest income	3	147	28	196
Other income (expense)	(540)	317	(1,312)	225

Total other income (expense)	(584)	717	(1,378)	927

Loss before income taxes	(11,469)	(4,508)	(19,724)	(11,837)

Income tax expense (benefit)	(1,656)	148	(2,863)	241

Net loss	$(9,813)	$(4,656)	$(16,861)	$(12,078)

Basic and diluted net loss per share	$(0.10)	$(0.06)	$(0.18)	$(0.16)

Weighted average common shares outstanding	95,347	77,681	92,002	76,103

Production and Revenue

For the three months ended June 30, 2009 the Company’s oil production and sales were approximately 209,391 barrels and 205,836 barrels, respectively, resulting in $11.0 million in Revenue.  Total oil production and sales for the six months ended June 30, 2009 were approximately 564,566 and 536,683 barrels, respectively, bringing total Revenue to $24.3 million for the year.  For the quarter, average oil sales price, net of royalties, was $53.68 per barrel and $45.23 per barrel for the six months ended June 30, 2009.  Second quarter production was impacted by the shut-in of the CX11-20XD well due to the work-over, replacement of submarine flex hoses from the platform to the FPSO and to the delay in bringing the CX11-15D well on line due to testing.

Production from Corvina is expected to ramp up as the wells are brought fully on-line after an extensive period of evaluation to assure that the previously reported gas channeling issues have been resolved.  Currently the Company is working on the CX11-21XD well to close off some of the lower sands to reduce the water cut and increase oil production.  Production from the five wells in Corvina (CX11-14D, CX11-15D ST, CX11-18XD, CX11-20XD, CX11-21XD), once fully on-line, will be announced after the wells have been monitored over an extended period of time.  Since August 1, 2009 the wells in Corvina have averaged production of 2,392 bopd without any contribution from the 21XD.

Lease Operating

For the three and six months ended June 30, 2009, lease operating expenses (LOE) were $7.9 million ($38.26 per Bbl) and $11.9 million ($22.09 per Bbl) respectively.  This represents a $3.9 million increase from the first quarter 2009.  This increase is due to the work-over on the CX11-20XD well to address the gas channeling encountered, as well as the costs associated with the replacement of the submarine flex hoses between the platform and the FPSO.  Costs associated with the work-over and the flex hoses are allocated to LOE and not capital expenditures.  As previously announced, the Company is targeting a general savings of approximately 20%, year-on-year in operating expenses, excluding one-time charges for the work-over of the 20XD well and the replacement of the submarine flex hoses, through renegotiation of terms and pricing of our major exploratory and lease operating contracts, as well as operating from the recently refurbished Caleta Cruz dock.

General and Administrative

For the three and six months ended June 30, 2009, general and administrative (G&A) expenses were $8.0 million and $16.5 million, respectively.  Included in G&A for the three and six months ended June 30, 2009 is stock-based compensation expense of $3.7 and $7.0 million, respectively.

General and administrative expense of $4.3 million, excluding stock-based compensation, is significantly lower than the previous quarters due to cost restructuring as mentioned above.  Comparing second quarter G&A to the average quarterly G&A of $5.9 million from the previous year, results in a reduction of $1.6 million (or 27%).  The Company is targeting an overall year-on-year reduction of its G&A expense of approximately 15% and the Company is well ahead of that goal for the six months ended June 30, 2009.

Stock-based compensation of $3.7 million is higher than the previous quarters primarily due to non-cash charges related to the accelerated vesting of stock compensation due to the departure of a member of the Board of Directors.  This is a one-time non-cash charge.

Depreciation, Depletion and Amortization

For the three and six months ended June 30, 2009, depreciation, depletion and amortization expense was $5.5 million and $13.4 million, respectively.  The overall decrease as compared to the previous quarter was primarily due to decreased production.

Other Income and (Expense)

For the three and six months ended June 30, 2009, Other Income and (Expense) was $(0.6) million and $1.4 million, respectively.  Included in other expense for the quarter is $0.4 million of stock compensation expense related to stock options and $0.1 million of expenses as part of the separation agreement related to the departure of a member of the Board of Directors.

Income Tax

For the three and six months ended June 30, 2009, the Company recognized an income tax benefit of approximately $1.7 million and $2.9 million on a net loss before income tax of approximately $11.5 million and $19.7 million resulting in an effective tax rate for both periods of approximately 15.0%.  The difference between the effective tax rate recognized and the 22.0% statutory rate as promulgated under the Block Z-1 License Contract is largely due to:

•                  A 100% allowance on our net operating losses generated in the United States - A valuation allowance for the full amount of the domestic deferred tax asset resulting from the income tax benefit generated from net losses in the U.S., as the Company believes, based on the weight of available evidence, that it is more likely than not that the deferred tax asset will not be realized prior to the expiration of net operating loss carry-forwards in various amounts through 2027.

•                  Certain U.S. expenses are not deductible in Peru - The tax benefit is based on a taxable Peruvian loss that excludes certain U.S. expenses that are not deductible at the Peruvian level.

Liquidity, Capital Expenditures and Capital Resources

Liquidity

At June 30, 2009, the Company had cash and cash equivalents of $87.7 million and current accounts receivable related to our June oil sales of $2.7 million.  In addition, there was $18.4 million in Value Added Tax receivable which will be collected over time as oil sales are invoiced.

Capital Expenditures

The Company reported total capital expenditures of $13.1 million and $31.3 million for the three and six months ended June 30, 2009, respectively.

•                  $8.9 million for the quarter and $21.9 million for the six months in Drilling/Testing/Side-tracking  the 15D well

•                  $2.4 million for the quarter and  $3.7 million for the six months for platform repair in Albacora

•                  $0.8 million for the six months related to Caleta Cruz dock refurbishment

•                  The Company capitalized approximately $0.4 million for the quarter and $0.7 million for the six months, of depreciation expense, mainly related to the tender assist barges serving as support equipment to the Company’s drilling activities; and $1.2 million for the quarter and $2.2 million for the six months of interest expense, to construction in progress.

The Company budgeted $86 million for 2009 capital expenditures related to its E&P activities.  The Company expects capital expenditures for the remainder of 2009 to be approximately $55 million, which includes $42 million for the drilling, development and production in the Corvina and Albacora fields located in Block Z-1 in northwest Peru, and approximately $13 million of capital expenditures for other facilities and activities within Block Z-1.

Capital Resources

2009 Registered Offering of Common Stock

On June 30, 2009, the Company closed the sale of approximately 18.8 million shares of its common stock in a registered direct offering under an effective shelf registration statement.  The shares of common stock were priced at $4.66 per share resulting in net proceeds to the Company, after placement agent fees and other fees, of approximately $82.9 million.

Pursuant to the Subscription Agreement dated December 16, 2006 between IFC and the Company, IFC has the right, within 45 days of notice of the offering described above, to purchase shares of the Company’s common stock for the same price and terms as the participants in the registered offering to retain its proportionate ownership in the Company.   IFC has indicated it would like to exercise its right to purchase up to 1,889,415 shares of common stock at the offering price of $4.66 per share to which it is entitled.  Pursuant to NYSE Amex rules, the Company is seeking shareholder approval at a special meeting to be held August 24, 2009 to permit it to sell up to 1,889,145 additional shares of common stock to IFC at a price of $4.66 per share.  Assuming the purchase of all 1,889,145 shares of common stock by IFC, gross proceeds to the Company would be approximately $8.8 million.

Reserve-Based Credit Facility

In July 2009, the Company, through its subsidiary, BPZ Exploración and Producción S.R.L. E&P, secured formal commitments for a $70.0 million reserve based credit facility.  The syndication of this facility is led by Natixis, a major French bank.  The other institutions participating in the syndicate include IFC, Scotiabank and Banco de Crédito del Perú.

The credit facility will provide the Company’s subsidiary, BPZ E&P, with a revolving line of credit for capital expenditures and working capital. Subject to final negotiations and documentation, the facility is expected to: (i) be secured by a pledge of the ownership units of the borrower; (ii) be a senior secured revolving credit facility maturing four years from date of closing; (iii) bear interest at LIBOR plus 7.0%; and (iv) be subject to a commitment fee of 3.50% on the unutilized portion of the borrowing base.  The $70.0 million credit facility will include the $15.0 million previously received under the IFC Facility and the initial borrowing base available under the facility is expected to be approximately $50.0 million, inclusive of the $15.0 million already funded under the IFC Facility.  The credit facility will be subject to a semi-annual borrowing base determination based on the value of oil reserves from the Corvina field and may include future reserves booked from the Albacora field. Both fields are located offshore in northwest Peru in Block Z-1.

Closing of the credit facility is dependent upon the successful negotiation of the related loan documents, and funding is predicated on the satisfaction of certain customary conditions precedent as will be specified in the loan documents.  Both the Commercial Banks and IFC facilities will be governed by a single Common Terms Agreement ensuring the efficient administration of the Facility.  Closing of this financing is expected during the third quarter of this year. However, the Company cannot provide assurance that the financing will close when anticipated, if at all.

Gas-to-Power Project

The Company commenced discussions with potential partners for the gas-to-power project in an attempt to secure additional equity for the project.  After receiving proposals for the Corvina gas-to-power project, management selected a potential partner in June 2009 and negotiations with that party have begun.  The closing of this transaction, which is targeted for fourth quarter 2009, will be subject to the satisfactory negotiation of various agreements including a gas sales agreement.  The Company expects any transaction to result in the Company holding a minority position in the power plant and retaining the responsibility for the construction, as well as ownership, of the gas pipeline.

Reconciliation non-GAAP measure

The table below represents a reconciliation of EBITDA to comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (In thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net loss	$(9,813)	$(4,656)	$(16,861)	$(12,078)
Income tax expense (benefit)	(1,656)	148	(2,863)	241
Interest expense	—	—	—	—
Depreciation, depletion and amortization expense	5,508	1,082	13,386	2,273
Earnings Before Interest, Income Taxes, Depreciaiton and Amortiziation (a)	$(5,961)	$(3,426)	$(6,338)	$(9,564)

(a) Earnings before Interest, Income taxes, Depreciation and Amortization (“EBITDA”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDA may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

Manolo Zuñiga, President and Chief Executive Officer commented “During the second quarter we continued to see significant savings in our G&A costs, demonstrating that our efforts to cut costs are having a positive impact.  We will see more clearly the positive results of our operating cost restructuring once the workover charges no longer hit our LOE line in the financials.  We expect LOE to continue coming down as we allocate future drilling costs to capex as well as bring on additional production in Corvina and Albacora.  While it is taking us longer than we anticipated completing the infrastructure at Corvina, we continue to make progress in defining the true size of its oil and gas fields.  Internally, we’ve modeled Corvina’s oil-in-place at approximately 200 mmbo as a result of the data obtained from the 15D sidetrack.  This represents a substantial increase from the 178 mmbo oil-in-place previously estimated by our third party engineering firm Netherland Sewell and Associates, Inc. (“NSAI”), showcasing the importance of this last well.  We will continue appraising and developing Corvina, and the next well, the CX11-19D, although a step-out to the 21XD well, should allow us to continue refining our model.  We are planning to use a new design on the 19D well in an effort to avoid drilling a highly deviated well through the productive Zorritos formation, which should eliminate the gas channeling issues encountered in the past two wells.  It is simply too early to forecast production rates from Corvina as we want to monitor the 20XD and 15D wells for an extended period of time, plus the 21XD is still off-line due to the water shutoff work being performed on the well’s lower sands.  We are also completing normal rig and platform maintenance to optimize rig performance before starting the 19D well.  In our second project, the Albacora field, the platform is ready and Petrex, our drilling contractor, has started rigging up the new Petrex 18 drill rig.  Furthermore, NSAI has completed their initial analysis of the Albacora field and we are in agreement with their assessment of the field’s potential as it correlates very closely to our internal model in which we show Albacora’s oil-in-place could be about three times that of Corvina.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC and Natixis, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements and the successful management of our capital development project, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company is prohibited from disclosing other categories of reserves in its SEC filings. We use certain terms in this press release such as “Indicated” “Probable” or “Possible” oil and gas reserves, as well as similar terms such as “barrels of oil per day” and “oil sands” suggesting such reserves, which the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The reserve quantities reflected above were certified by Netherland, Sewell & Associates, Inc. using the 1997 definitions and standards of the Society of Petroleum Engineers and World Petroleum Congresses which we are prohibited from disclosing in any of our SEC filings. These definitions and standards may result in estimates of proved reserves which are materially different from those disclosed in the Company’s filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200. You can also obtain these filings from the SEC via the internet at www.sec.gov.